Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ZW Data Action Technologies Inc. (formally known as ChinaNet Online Holdings, Inc.) (the “Company”) on Amendment No.1 to Form S-3 (File No. 333-254339) of our report with respect to our audits of the consolidated financial statements of the Company as at December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in the Annual Report on Form 10-K (File No. 001-34647, filed with the SEC on April 13, 2021) of the Company for the year ended December 31, 2020.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this registration statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

April 22, 2021